UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15 (d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                                               Commission File No. 33-70476

                               Date of Report:
                               August 1, 1997

                        REPAP WISCONSIN, INC.
        (Exact name of registrant as specified in its charter)

Wisconsin                                                      39-1247669
(State or other jurisdiction of      (I.R.S. Employer Identification No.)
incorporation or organization)

433 North Main Street
Kimberly, Wisconsin                                                54136
(Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code
(414)788-3511

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   Item 1.  Changes in Control - Registrant.

   On August 1, 1997, Repap Enterprises, Inc. (REI) announced that the company had exercised its right pursuant to the Trust Indenture dated August 1, 1991 between REI and Montreal Trust Company to pay REI's U.S. $129,995,000 8.5% convertible subordinated debentures governed under the Trust Indenture and due on that date in shares of REI common stock. A total of 619,023,800 shares have been issued to debenture holders at a price, determined in accordance with the terms of the Trust Indenture, of US $0.21 per share. With the issue of these shares, REI had 742,460,637 shares outstanding as of August 1, 1997. REI owns 100% of the voting securities of Repap USA, Inc. which in turn owns 100% of the voting securities of Repap Wisconsin, Inc.

   As a result, Silverton International Fund Limited (Silverton) beneficially owns 158,591,964 REI Common Shares, being 21.4% of all outstanding REI Common Shares. Paloma Partners L.L.C. (Paloma) beneficially owns 53,103,373 REI Common Shares, being 7.2% of all outstanding REI Common Shares. Silverton and Paloma have agreed that they would act in common with respect to the REI Common Shares.

   In addition, various investment funds and institutional accounts for which Temple Global Advisors Limited, a Bahamian corporation, Templeton Investment Counsel, a Florida corporation, and Templeton Investment Management Limited, a United Kingdom Corporation (collectively, the "Templeton Affiliates") serve as investment advisors beneficially own 126,448,190 REI Common Shares, being 17.03% of all outstanding REI Common Shares.

   Item 7.  Financial Statements, Pro Forma Financial
   Information, and Exhibits.

      (c)  Exhibits.

      99.1      Press release, dated August 1, 1997, issued by
                Repap Enterprises,Inc.
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                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on August 15, 1997.

                            Repap Wisconsin, Inc.


                            /s/ Timothy Morgan
                            Timothy Morgan
                            Senior Vice President and Controller
                            (Duly authorized officer and
                             principal financial
                             and accounting officer)
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Index to Exhibits

Exhibit                     Description

99.1             Press release, dated August 1, 1997, issued by
Repap  Enterprises, Inc.



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